Exhibit 99.1

Spine Injury Solutions Announces Results for the Fiscal First Quarter Ended March 31, 2018
HOUSTON, May 14, 2018 (GLOBE NEWSWIRE) -- Spine Injury Solutions, Inc. (OTCQB:SPIN), today announced financial results for its Fiscal 2018 first quarter ended March 31, 2018.

 Financial Highlights
➢	Revenues for the quarter ended March 31, 2018 increased 26% to $634,426, as compared to $501,163 during the same period the prior year.
➢	Gross Profit increased 28% to $440,781, as compared to $344,359 during the same period the prior year.
➢	Net income was $90,305, as compared to a loss of $49,389 for same period the prior year.
Dr. William Donovan, Chairman and Chief Executive Officer commented, “I am pleased to announce the first quarter was a period filled with opportunities for us due to our aggressive sales and marketing efforts we implemented in 2017. Throughout the quarter our affiliate programs continued to garner what we believe is increasing interest from our unique services. We continued to introduce our Quad Video Halo to our target markets and through these efforts we’ve been focusing on numerous applications to enhance our knowledge of the challenges encountered in these markets that require innovative solutions where the Quad Video Halo can play a central role.  We continue to incorporate this input to ensure that we are meeting the specific needs of market applications in the most flexible manner.”
Results of Operations

For the Quarter ended March 31, 2018.

Comparison of the three month period ended March 31, 2018 with the three month period ended March 31, 2017.

We recorded $1,058,124 in gross revenue for the three months ended March 31, 2018, offset by $423,698 of the variable consideration discount resulting in net revenue of $634,426. For the same period in 2017, gross revenue was $831,320, offset by $330,157 of the variable consideration discount, resulting in net revenue of $501,163. For the three months ended March 31, 2018, we worked with four spine injury diagnostic centers: Houston, Texas; Tyler, Texas; Odessa, Texas and Las Cruces New Mexico. Service cost was $193,645 for the three months ended March 31, 2018 compared to $156,804 for the same period in 2017. The increase in service cost is attributable to the higher case volume in Odessa, coupled with our Las Cruces affiliate recording revenue for the first time in the first quarter of 2018.

During the three months ended March 31, 2018, we incurred $349,273 of operating, general and administrative expenses compared to $382,028 for the same period in 2017. Operating, general and administrative expenses were lower or the 2018 quarter compared to 2017 primarily because of a decrease in consulting fees, website planning expense and payroll expenses, website planning fees, and traveling expenses totaling approximately $48,000, coupled with increases in bad debt expense, travel expense, rent, legal expenses and other expenses of $15,000. The higher consulting costs for the quarter ended March 31, 2017 were mostly incurred in connection with the marketing of the QVH. There were no research and development costs during the quarter ended March 31, 201 2017. We also experienced an increase of $8,081 in non-cash operating charges from $46,827 for the three months ended March 31, 2017 to $54,908 for the three months ended March 31, 2018.

As a result of the foregoing, we had net profit of $90,305 for the three months ended March 31, 2018, compared to a net loss of $49,389 for the three months ended March 31, 2017.

Liquidity and Capital Resources

For the three months ended March 31, 2018, cash provided in operations was $5,068 which primarily included increases in accounts receivable of $74,201, increase of inventory of $15,782 and increases in prepaid expenses of $27,750, related party payables of $18,222 and accounts payable of $4,190. For the same period in 2017 cash used in operations was $93,553 which  primarily included decreases in accounts receivable of $4,080 and increases in prepaid expenses of $27,750, related party payables of $44,066 and accounts payable of $23,255. We used no cash in investing activities for the three months ended March 31, 2018 and 2017.

Cash used in financing activities for the three months ended March 31, 2018 and 2017 consisted of repayments on our notes payable in the amount of $25,000 and $50,000, to two separate parties respectively. We collected $560,343 and $419,086 in settlements during the three months ended March 31, 2018 and 2017, respectively.

Conclusion

Dr. Donovan concluded, “We remain committed to developing long-term partnerships, increasing revenues, generating positive cash flow and remaining profitable. We are focused on establishing new strategic relationships, as well as pursuing unique opportunities with our current partners and potential affiliates. Our emphasis for the remainder of the fiscal year will be on maximizing our sales and marketing activities as well as improving overall operational execution.”

Conference Call Details

Conference Call: An investor’s conference call with management will be held today, Monday, May 14, at 4:20 p.m. (EDT).

Conference Dial-in Number:  1 (415) 655-0052
Participant Access Code:  709-048-440

Click or paste the link below in your browser for registration and web access to the presentation and follow the online instructions:

Registration URL: https://attendee.gotowebinar.com/register/5210283628958749954
Webinar ID: 248-735-515

Access to the Call:  To use the internet link, you must register prior to access. It is suggested you complete the registration and get your log-in information in advance of the start of the presentation.  You can register at any time. Questions can be typed into an online chat screen at any time during the presentation or Q & A period.

The Q & A will be moderated, but without an operator, and will be open to all questions after the formal presentations.  Review the below short YouTube tutorial video for pointers on how to use the Webinar Features. (This is just a demo. Do not use the numbers or codes on this demo. Use what is provided above.)

YouTube webinar instructions: https://www.youtube.com/watch?v=61o5cMOhYls

Conference Play Back:  A video replay of the conference call presentation will be available at the company website: http://www.SpineInjurySolutions.com

About Spine Injury Solutions, Inc:

We are a medical services and technology company facilitating diagnostic services for patients who have sustained spine injuries resulting from traumatic accidents. We deliver turnkey solutions to spine surgeons, orthopedic surgeons  and other healthcare providers that provide necessary and appropriate treatment of musculo-skeletal spine injuries resulting from automobile and work-related accidents. Our technology and funding services help reduce the financial burden on healthcare providers that provide patients with early-stage diagnostic testing and non-invasive surgical care, preventing many patients from being unnecessarily delayed or inhibited from obtaining needed treatment. We believe that our services and technology brings strong transparency and impartiality to all parties involved in the settlement of patient cases.

Additional information about the company, along with a video replay of most recent Investor Conference Call can be found at its website at www.spineinjurysolutions.com.

About Quad Video HALO, Inc.:

A wholly owned subsidiary of Spine Injury Solutions, Inc. Quad Video HALO, Inc. brings surgeons and interventional pain doctors the technology to provide Transparency of their surgical procedures.  The Quad Video Technology V3.0 and HALO Rx creates a digital turnkey video and audio documentation solutions that integrates multiple views from other OR/treatment imagining sources with several other viewpoints just outside the sterile field.

Additional information about QVH, can be found at its website at www.QuadVideoHalo.com

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, healthcare services demands, changes in healthcare practices, government regulation, and other factors over which the company has little or no control. The company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC.

Investor Relations Contact:
Andrew Barwicki
Phone: 516-662-9461
 Email: Andrew@barwicki.com